UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 1, 2009

BOATATOPIA
(Exact name of registrant as specified in its charter)

Nevada	333-140696	20-8273426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2514 Via De Pallon Circle Henderson, Nevada	89074
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 866-5835

Copies of Communications to:
Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

(b) Resignation of Director and Officers

On January 1, 2009, Mr. Steve Causey gave the Registrant notice of his resignation from his position as a member of the Board of Directors and as President of the Registrant, effective immediately.

On January 1, 2009, Ms. Gisela Stoecklein gave the Registrant notice of her resignation from her position as Secretary of the Registrant, effective immediately.

(c)  Appointment of Officers

Upon the resignation of Mr. Causey and Ms. Stoecklein, the Board of Directors appointed Mr. Sameer Deeb to serve as the Registrant’s President and Treasurer and appointed Mr. Knox to serve as the Registrant’s Secretary.

Sameer Deeb – President and Treasurer On January 1st, 2009 Sameer Deeb was elected to be President, Treasurer of Boatatopia. From 2000 to 2004, Mr. Deeb was the CEO for Atcall International Inc. a telecommunications company, which set up fiber optic networks in multiple countries and aggregated the minutes here in the U.S. From 2004 to 2006, Mr. Deeb was the President of IMD, which served as a venture capital for some startup companies.  Through this Company, Mr. Deeb helped fund V2P Communications, Inc. Since August 2006, Mr. Deeb has served as Chief Executive Officer and director of V2P Communications, Inc. and currently Mr. Deeb also serves as the Chief Financial Officer of V2P Communications, Inc.  Mr. Deeb comes to V2P  Communications with over 18 years experience in managing the operations for major companies in the computer networking and communications industry.   His experience is very extensive and includes working in all aspects of telecommunications management.  Mr. Deeb has setup telecommunications networks connecting China, the Philippines, Malaysia, Japan, Canada and several countries in the Middle East.  Mr. Deeb is fluent in English, French and Arabic.  Mr. Deeb holds an Industrial Engineering Degree from Oklahoma University.

Michael Knox – Secretary Michael Knox helped co-founded and was the original Chief Executive Officer and director of V2P Communications, Inc., since its inception in 2005.  Currently, Mr. Knox serves as the Vice President of Product Development.  In 2003, Mr. Knox was the Executive Producer of the Personal Show, a San Diego based COX cable television show that showcased local people interests and hobbies on television.  In 1989, Mr. Knox's founded Park Place Productions. For five years, Park Place Production was a significant software development company in the video game industry, developing sports titles, entertainment, educational and simulation products for many of the leading software publishing houses such as Nintendo, SEGA, Virgin, Electronic Arts, Acclaim, and Compton’s New Media.  Anticipating the software industry's demand for quality software testing, Mr. Knox started and sold "Bug Busters Software Testing Company.” Bug Busters tested for several software industry giants, including Microsoft. From 1992 to 1995, Mr. Knox served as President of OmniNet Media.com, a publicly trading, global stand-alone computer kiosk Marketing and Distribution Company, located in La Jolla, California. At OmniNet Media.com, Mr. Knox developed the company's long-term strategic focus and outlined the company’s direction and established strategic corporate partner relationships.

(d) Appointment of Director

Prior to the resignation of Mr. Causey, the Board of Directors appointed Mr. Sameer Deeb, Mr, Werner Kurn and Mr. Michael Knox to serve as members of the Registrant’s Board of Directors.  Currently, the Registrant does not have separate committees within the Board of Directors such as an Audit, Nominating, or Governance committees due to having limited resources.  Therefore, Mr. Deeb, Mr. Kurn and Mr. Knox will participate with the Registrant’s entire board of directors in performing some of the functions associated with these separate committees.  Additionally, as a result of having limited resources the Registrant does not currently have an established compensation package for board members; however, in the event we are able to compensate board members, Mr. Deeb, Mr. Kurn and Mr. Knox will be entitled to any established directors’ compensation.

Werner Kurn – Director was appointed to the Registrant’s board of directors on December 31, 2008.  During the last 10 years, Mr. Kurn has opened and operated 11 dive stores worldwide through his company Ocean Enterprises, including several locations on military bases.  Mr. Kurn established Ocean Enterprises in 1979 as a means to bring a “total support” retail operation that includes underwater scuba training programs, a service center for maintaining scuba equipment, and a complete equipment rental facility.  Currently, Mr. Kurn operates a retail store in Guantanamo Bay, Cuba.  Additionally, Mr. Kurn holds the highest scuba training rating, is a licensed course director, and is qualified to certify PADI Scuba Diving Instructors.  Mr. Kurn was also a member of Diving Equipment Marketing Association (DEMA) for four years whereby he was the Chairman of the Membership committee, sat on the Nominating and Asia committees, and served as President for the 2001-2002 term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boatatopia

By:/s/ Sameer Deeb______
Date: January 22, 2009                                               Sameer Deeb, President